Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:10 AM 06/20/2013
FILED 10:10 AM 06/20/2013
SRV 130805500 - 2504344 FILE

CERTIFICATE OF AMENDMENT

TO THE RESTATED ARTICLES OF INCORPORATION

OF SOCKET MOBILE, INC.

A Delaware Corporation

Socket Mobile, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

A:     The name of this Corporation is Socket Mobile, Inc.

B:      The date of filing of the Corporation's original Certificate of Incorporation with the Secretary of State of Delaware was May 3, 1995. The date of filing of the most recent Certificate of Amendment to the Restated Articles of Incorporation was filed with the Secretary of State of Delaware on October 23, 2008.

C:     At a meeting of the Board of Directors of Socket Mobile Inc. on January 23, 2013, resolutions were adopted setting forth a proposed amendment of the Restated Articles of Incorporation of said corporation, declaring said amendment to be advisable and setting the annual meeting of the stockholders for June 5, 2013 for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Articles of Incorporation of this corporation be amended by changing Article IV to increase the number of authorized shares of Common Stock from 10,000,000 to 20,000,000. As amended, the first paragraph of Article IV shall be amended to read as follows:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock, $0.001 par value, and Preferred Stock, $0.001 par value. The total number of shares that the Corporation is authorized to issue is 23,000,000 shares. The number of shares of Common Stock authorized is 20,000,000. The number of shares of Preferred Stock authorized is 3,000,000."

D:     Thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of Socket Mobile, Inc. was duly called and held on June 5, 2013 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

E:      Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signature page follows

IN WITNESS WHEREOF, Socket Mobile, Inc. has caused this Certificate of Amendment to The Restated Articles of Incorporation to be signed by David W. Dunlap, its Chief Financial Officer, Vice President, Finance and Administration and Corporate Secretary, this 5th day of June, 2013.

SOCKET MOBILE, INC.

/s/ David W. Dunlap

David W. Dunlap

Chief Financial Officer, Vice

President, Finance and Administration and

Corporate Secretary